Exhibit 99.1

Corporate Contacts

Wilson W. Cheung	Jane Green
Chief Financial Officer	Investors/Media
650.358.3434	650.358.1447
wcheung@sciclone.com	jgreen@sciclone.com

SCICLONE REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS

ZADAXIN® Leads Continued Growth of Core Business in 2016

FOSTER CITY, CA – May 10, 2016 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the quarter ended March 31, 2016.

•	Revenues: In the first quarter 2016, SciClone reported revenues of $36.5 million, compared to $33.6 million for the same period in 2015.
•	GAAP Diluted EPS: In the first quarter 2016, SciClone reported GAAP diluted earnings per share of $0.15, compared to $0.17 for the same period in 2015.
•	Non-GAAP Diluted EPS: In the first quarter 2016, SciClone reported non-GAAP diluted earnings per share of $0.19, compared to $0.19 for the same period in 2015.

Revenues in the first quarter of 2016 were $36.5 million, a $2.9 million or 9% increase, compared to $33.6 million for the same period in 2015. ZADAXIN® revenues were $33.6 million in the first quarter of 2016, a $2.3 million or 7% increase, compared to $31.3 million for the same period in 2015. Promotion services revenues were $1.2 million for the first quarter of 2016, a $0.8 million or 195% increase, compared to $0.4 million in the same period in 2015.

On a GAAP basis, SciClone reported net income in the first quarter of 2016 of $7.9 million, or $0.16 and $0.15 per share on a basic and diluted basis, respectively, compared to net income of approximately $9.0 million, or $0.18 and $0.17 per share on a basic and diluted basis, respectively, for the same period in 2015.

SciClone’s non-GAAP net income in the first quarter of 2016 was $9.7 million, or $0.20 and $0.19 per share on a basic and diluted basis, respectively, compared with non-GAAP net income of $9.8 million, or $0.20 and $0.19 per share on a basic and diluted basis, respectively, for the same period of the prior year.

Friedhelm Blobel, PhD, SciClone’s Chief Executive Officer commented: “Building on our 2015 momentum, we delivered another strong quarterly performance. Our core business, driven by ZADAXIN, continued to outpace the growth rate of the China pharma market. Today, ZADAXIN has achieved more than 40% of the value share in the thymalfasin market category in China, and our volume share has increased to 17%, an impressive achievement. We achieved substantial growth in our oncology portfolio this quarter compared to prior quarters, including the products we promote for our pharmaceutical partners, Baxter and Pfizer. While still modest in size, our oncology portfolio is a key strategic asset for our Company. We anticipate continued growth in the coming years as we introduce additional anticancer products into the market.”

Continued Dr. Blobel: “We are continuing to implement academic marketing strategies to build the market for DC Bead® as a novel treatment for liver cancer and alternative to conventional TACE procedures using gels. We are seeing increased utilization in the market, which we believe will translate into growing sales this year. Our development portfolio continues to progress on track, and we anticipate achieving important regulatory milestones in the next few years.”

For the first quarter of 2016, sales and marketing (S&M) expenses were $12.4 million, compared with $11.4 million for the same period in 2015. The increase in S&M for first quarter of 2016, compared to the same period in 2015, related to increases in sales and marketing efforts for ZADAXIN.

For the first quarter of 2016, research and development (R&D) expenses were $1.5 million, compared with $1.1 million of R&D expenses for the same period of 2015. R&D was higher for the first quarter of 2016, compared to the first quarter of 2015, related to in-licensing agreements with certain business partners and R&D activities in China.

For the first quarter of 2016, general and administrative (G&A) expenses were $7.4 million, compared with $7.0 million for the same period in 2015. G&A was higher for the first quarter of 2016, compared to the first quarter of 2015, related to higher legal costs primarily in connection with the Company’s strategic review to maximize shareholder value and related to higher stock-based compensation expenses.

For the first quarter of 2016, tax provision was $1.9 million, compared with $0.6 million for the same period in 2015. The $1.9 million tax provision for the first quarter of 2016 included a $1.2 million uncertain tax provision for our China operations from 2013 to 2015.

As of March 31, 2016, cash, cash equivalents and short-term investments totaled $114.7 million, compared to $101.4 million as of December 31, 2015, excluding the $12.8 million of restricted cash held in escrow as of December 31, 2015 for the SEC settlement which was released and paid in February 2016.

SciClone has presented non-GAAP information above as the Company believes this non-GAAP information is useful for investors, taken in conjunction with SciClone’s GAAP financial statements, because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of SciClone’s operating results as reported under GAAP. The non-GAAP calculations and reconciliation are provided in the accompanying table titled “Reconciliation of GAAP to Non-GAAP Net Income.”

Conference Call Today

SciClone is hosting a conference call today at 8:30 am ET (5:30 am PT) to provide a financial update. The call will be hosted by Friedhelm Blobel, Ph.D., President and Chief Executive Officer, and Wilson W. Cheung, Senior Vice President and Chief Financial Officer.

LIVE CALL:	877.674.6420 (US/Canada)
920.663.6281
Passcode: 89832477

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone's website at www.sciclone.com. The information provided on the teleconference is accurate only at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio spanning major therapeutic markets including oncology, infectious diseases and cardiovascular disorders. SciClone’s proprietary lead product, ZADAXIN® (thymalfasin), is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), and certain cancers, and as an immune system enhancer, according to the local regulatory approvals. The Company has successfully in-licensed and commercialized products with the potential to become future market leaders and to drive the Company's long-term growth, including DC Bead®, a novel treatment for liver cancer. Through its promotion business with pharmaceutical partners, SciClone also markets multiple branded products in China which are therapeutically differentiated. SciClone is a publicly-held corporation based in Foster City, California, and trades on the NASDAQ Global Select Market under the symbol SCLN. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected future events and SciClone’s financial results and expectations, including, without limitation, statements regarding SciClone’s business strategy and growth, product and development portfolios, market opportunities, and statements regarding the exploration of strategic alternatives.  Readers are urged to consider statements that include the words "may," "will," "would," "could," "should," "might," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risks and uncertainties relating to: the course, cost and outcome of regulatory matters, including future pricing decisions by authorities in China; the dependence of SciClone’s sales of ZADAXIN in China; SciClone’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2016; SciClone’s ability to implement and maintain controls over its financial reporting;  the dependence of its current and future revenue and prospects on third-party license, promotion or distribution agreements, including the need to renew such agreements, enter into similar agreements, or end arrangements that SciClone does not believe are beneficial; operating an international business, including currency exchange fluctuations; uncertainty in the prospects for unapproved products, including uncertainties as to pricing and competition and risks relating to the clinical trial process and related regulatory approval process and the process of initiating trials at, and enrolling patients at, clinical sites. Please also refer to other risks and uncertainties described in SciClone's filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

SciClone, SciClone Pharmaceuticals, the SciClone Pharmaceuticals design, the SciClone logo and ZADAXIN are registered trademarks of SciClone Pharmaceuticals, Inc. in the United States and numerous other countries.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Three Months Ended
	March 31,

	2016	2015
Revenues:
Product sales, net	$35,320	$33,168
Promotion services	1,179	400
Total net revenues	36,499	33,568
Operating expenses:
Cost of product sales	5,813	4,597
Sales and marketing	12,352	11,356
Research and development	1,467	1,088
General and administrative	7,443	7,044
Total operating expenses	27,075	24,085
Income from operations	9,424	9,483
Non-operating income (expense):
Interest and investment income	259	112
Other income (expense), net	128	(63)
Income before provision for income tax	9,811	9,532
Provision for income tax	1,947	570
Net income	$7,864	$8,962

Basic net income per share	$0.16	$0.18
Diluted net income per share	$0.15	$0.17

Basic shares outstanding	49,589	49,964
Diluted shares outstanding	51,955	52,278

SCICLONE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,

	2016	2015
GAAP net income	$7,864	$8,962
Non-GAAP adjustments:
Employee stock-based compensation	1,293	806
Strategic review expense	547	—
Non-GAAP net income	$9,704	$9,768

Non-GAAP basic net income per share	$0.20	$0.20
Non-GAAP diluted net income per share	$0.19	$0.19

Weighted average shares used in computing
Non-GAAP basic net income per share	49,589	49,964
Non-GAAP diluted net income per share	51,955	52,278

SciClone management uses these non-GAAP financial measures to monitor and evaluate the Company’s operating results and trends on an on-going basis and internally for operations, budgeting and financial planning purposes. SciClone believes the non-GAAP information is useful for investors by offering them the ability to better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that affect SciClone. These non-GAAP financial measures that management uses are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.

SciClone’s non-GAAP financial measures exclude the following items from GAAP net income and net income per share:

•	Employee stock-based compensation. The effects of non-cash employee stock-based compensation.
•	Strategic review expense. The effects of costs incurred related to the Company’s strategic review for the purpose of maximizing shareholder value.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED SELECTED BALANCE SHEET DATA

(in thousands)

75

	March 31,	December 31,
	2016	2015
Cash, cash equivalents, and short-term investment	$114,689	$101,403
Accounts receivable, net	32,434	39,363
Inventories	12,158	10,976
Short-term restricted cash	—	12,826
Goodwill	33,215	32,979
Total assets	210,350	216,619
Total current liabilities	20,766	36,820
Total shareholders' equity	189,501	179,712